SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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(Amendment No. )

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Delphi Corporation

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DELPHI DATELINE—Tuesday, April 15, 2003

Vote Your Proxy—Understanding the Proposals

Recently you received Delphi’s fourth annual report and proxy statement. The proxy statement provides you an opportunity to exercise your right to vote as a Delphi stockholder. Please vote your shares by Internet, telephone or mail.

There are two types of proposals in the proxy statement — those proposed by the Board of Directors and those proposed by stockholders. The stockholder proposals are submitted to Delphi and are included in the proxy statement in the exact language as received. Included with each proposal is the Board of Directors recommendation for a vote either “For” or “Against” the proposal and the business rationale for the recommendation. As an employee stockholder, it is important that you read the proxy statement thoroughly to understand the recommendations.

A summary of the three stockholder proposals and the Board recommendations are provided below. Please refer to your Proxy Statement for the full text of the proposals and Board recommendations.

Proposal 3

A Delphi stockholder has given notice that he intends to present for action at the annual meeting the following resolution: “This is to recommend that our Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.”

Following the vote on this proposal at the 2002 Annual Meeting of Stockholders, the Board of Directors carefully considered the arguments for and against stockholder rights plans generally and Delphi’s stockholder rights plan or “poison pill” in particular. Stockholder rights plans do not prevent or inhibit legitimate takeover offers. They do not eliminate the obligation of the directors to exercise their fiduciary duty in considering such offers. They will allow the Board to discourage offers that are inadequate or insufficiently funded or that do not treat all stockholders equally. In the hands of an independent Board, such as Delphi’s, a stockholder rights plan is a tool that will help the Board maximize stockholder value by providing it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid.

In addition, Delphi is one of very few companies that have adopted a Three-Year Independent Director Evaluation (“TIDE”) of its Stockholder Rights Plan. The TIDE requires Delphi’s Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) to review Delphi’s Stockholder Rights Plan at least every three years to determine whether it continues to be in the best interest of Delphi and its stockholders, whether the rights plan should be modified or whether the rights issued under the rights plan should be redeemed. All of the members of the Corporate Governance Committee, which conducts the review, are outside directors. Delphi’s Board of Directors is composed overwhelmingly of outside directors, none are related, and all of our independent directors have illustrious careers with the very best companies in the U.S. and abroad.

We believe that by providing a tool that allows the independent Board of Directors to consider takeover offers carefully, the rights plan with a TIDE is in the best interest of our stockholders who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to have the opportunity to execute its strategic business plan without the distraction of unfair, imprudent or abusive takeover attempts, particularly in an industry that is currently undervalued. In addition, while Delphi continues its restructuring efforts and its transformation from an auto parts company to a technology company, the market needs some time to value it accordingly. Redeeming Delphi’s Stockholder Rights Plan now would deprive the Board of an effective negotiating tool, and impair Delphi’s ability to achieve its strategic goal of delivering stockholder value.

Delphi’s Response: The Board recommends a vote “Against” Proposal 3.

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Proposal 4

A Delphi stockholder has given notice that he intends to present for action at the annual meeting the following resolution: “Recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.”

Delphi currently has three classes of directors, with members of each class serving three-year terms. Last year the stockholders considered an identical proposal. That proposal was a recommendation that the Board of Directors take the necessary steps to enact annual election of each director. The steps necessary to eliminate the classified board are adoption of an amendment to Delphi’s Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote. It should be noted that while this proposal received the affirmative vote of 58% of the shares voting in 2001 and 63% of the shares voting in 2002, only 43% of the shares entitled to vote in 2001 and 47% of the shares entitled to vote in 2002 supported the proposal, which is considerably less than the 80% required to repeal the classified Board. Nevertheless, following the vote on the proposal, the Board of Directors carefully considered whether to take those steps. For the reasons noted below, the Board decided that it was not in the best interest of Delphi or its stockholders to do so.

We continue to believe that the staggered system of electing directors provides important benefits to Delphi and its stockholders. With a classified Board, a majority of directors at any given time possesses the experience and understanding which comes from service on the Board. This is particularly important with a company as large and complex as Delphi. A classified Board helps assure continuity and stability of Delphi’s business strategies and policies so that Delphi can carry out its long-term business strategy necessary to deliver stockholder value, while preserving the ability of Delphi’s stockholders to make changes in the Board’s membership.

A classified Board will not prevent a change of control, but in the event of an unsolicited proposal it does encourage outside persons seeking control to initiate arms-length negotiations with the Board. This is because at least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the Board, classification of our directors enables our Board to be in a better position to negotiate or to consider alternative proposals in order to achieve the best price for all stockholders and not just for those with a large block of shares. This is particularly the case where the Board is independent and composed overwhelmingly of outside directors, such as Delphi’s Board.

Delphi’s Response: The Board recommends a vote “Against” Proposal 4.

Proposal 5

A stockholder has given notice that he intends to present for action at the annual meeting the following resolution: “RESOLVED, the shareholders request that the Board of Directors review and amend, if necessary, its code for its international operations and report a summary of this review to shareholders by October 2003.”

Delphi is fully committed to the goal of operating all of our facilities, foreign and domestic, legally, ethically and responsibly. We have comprehensive corporate policies and practices concerning our conduct in place around the world. These policies and practices are designed to ensure that Delphi is a good and responsible corporate citizen globally and that Delphi complies with the laws of the various countries in which we operate.

Delphi’s management reviews and amends these policies and practices as necessary and is committed to their enforcement worldwide. Internal audits are conducted around the world to ensure compliance with Delphi’s policies and practices and with applicable laws, and those audit findings are routinely provided to and reviewed by senior management. In addition, the Corporate Governance and Public Issues Committee (“Corporate Governance Committee”) of the Board of Directors, a committee which is composed entirely of independent directors, has the responsibility for oversight of all public policy matters related to Delphi’s business activities.

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We have shared our policies and practices with the proponents of this proposal. The proponents’ representatives have visited our workers’ housing projects in Mexico, where Delphi has supported the purchase of approximately 5,000 homes by hourly employees in seven communities and has a similar program for salaried employees. Additionally, Delphi was the first major private employer in Mexico to establish a voluntary retirement program for salaried employees.

Mexican President Vicente Fox and Labor Secretary Carlos Abascal recognized Delphi operations in Mexico as among the best when it comes to the care of working women by selecting Delphi’s RIMIR plant in Matamoros, Mexico as the location to sign an agreement for improved working conditions and opportunities for women. Delphi facilities continue to receive awards and recognition for environmental practices, including: the Industria Limpia (Clean Industry) Award, the highest environmental award given by the Mexican government; Recycler of the Year, as awarded by the world’s leading plastics organization; the first place Energy Saving Award from Mexico’s president; and the right to participate in Michigan’s Clean Corporate Citizen (C3) program. In November 2002, Environmental Protection magazine rated Delphi’s Deltronics plant in Matamoros as one of the five “Facilities of the Year.” In addition, in 2002, three Delphi operations in Mexico earned the Shingo Award for Excellence in Manufacturing. Delphi’s Mexico Technical Center received the country’s National Technology Award.

We believe that as a result of Delphi’s existing high standards, Delphi’s presence in foreign countries goes beyond generating revenues for Delphi and value for our stockholders—it enhances the lives of the people who work at our facilities and betters the communities where we operate.

Delphi’s Response: The Board recommends a vote “Against” Proposal 5.

DELPHI DATELINE—Tuesday, April 22, 2003

Vote Your Proxy—Understanding the Board Proposals

In Delphi’s fourth annual proxy statement are two proposals submitted by the Delphi Board of Directors. The following is a summary of the proposals and the Board recommendation.

Proposal 1—Election of Directors

The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class I directors for a three-year term beginning at the meeting and expiring at the 2006 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of thirteen directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I directors are up for election at the meeting. The nominees for election are J. T. Battenberg III, Virgis W. Colbert and Shoichiro Irimajiri, all current Class I directors. Susan A. McLaughlin, who is currently a Class I director, is not standing for election. The Class II and Class III directors will continue in office following the meeting. Their terms will expire in 2004 (Class II) and 2005 (Class III). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this proxy statement.

Delphi’s Response: The Board recommends a vote “For” the director nominees.

Proposal 2—Selection of Independent Public Accountants

The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit Delphi’s books of account and other corporate records. The Audit Committee’s selection of Deloitte & Touche LLP to audit Delphi’s books of account and other corporate records for 2003 is being submitted to you for ratification. Representatives of Deloitte & Touche LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

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Delphi management will present the following resolution at the meeting: “RESOLVED: That the selection of Deloitte & Touche LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2003 is ratified.”

Delphi’s Response: The Board recommends a vote “For” Proposal 2.

DELPHI DATELINE—Monday, April 28, 2003

It’s Time to Vote Your Proxy!

If you haven’t voted your proxy, time is running out. All stockholder votes must be cast by midnight Wednesday, April 30, 2003.

Voting is simple. Your proxy card provides instructions to cast your vote by Internet, the toll-free telephone number or by mail. In line with our structural cost reductions, employee stockholders casting their vote by Internet reduce the costs associated with voting by telephone or mail.

The Internet and telephone voting procedures have been established for your convenience. These procedures are designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by Internet or telephone, please refer to the specific instructions contained in your proxy card. If you wish to vote using the proxy card, please return your signed proxy before the annual meeting.

Remember to vote each proxy statement you receive. Whether you hold your shares in a brokerage or registered account, or through Delphi’s Savings-Stock Purchase Program (S-SPP) or Delphi’s Personal Savings Plan for Hourly-Rated Employees (PSP), it is important that you read the proxy statement thoroughly and vote all your shares. As a stockholder, you are entitled to vote for each account in which you hold Delphi stock.

DELPHI DATELINE—Wednesday, April 30, 2003

Deadline to Vote Your Proxy

Stockholders have until tonight at midnight to cast their vote regarding the proposals in the proxy statement. The proxy card enclosed with your proxy statement provides instructions for voting by Internet, the toll-free telephone number or by mail.

You can find the voting results in our Form 10-Q for the second quarter of 2003 and in the investor information at www.delphi.com.

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